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                                                                     EXHIBIT 2.2



                            PRE-ACQUISITION AGREEMENT

                                     BETWEEN

                            DEVON ENERGY CORPORATION

                                       AND

                            ANDERSON EXPLORATION LTD.







                           Dated as of August 31, 2001



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                                TABLE OF CONTENTS


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                                                                                                                PAGE
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ARTICLE 1 INTERPRETATION..........................................................................................1
         1.1      Definitions.....................................................................................1
         1.2      Singular, Plural, etc...........................................................................4
         1.3      Deemed Currency.................................................................................4
         1.4      Headings, etc...................................................................................4
         1.5      Date for any Action.............................................................................5
         1.6      Governing Law...................................................................................5
         1.7      Attornment......................................................................................5
         1.8      Accounting Matters..............................................................................5
         1.9      Knowledge.......................................................................................5
         1.10     Incorporation of Schedules......................................................................5


ARTICLE 2 THE OFFER...............................................................................................6
         2.1      The Offer.......................................................................................6
         2.2      Anderson Directors' Circular....................................................................8
         2.3      Offer Documents.................................................................................8
         2.4      Outstanding Stock Options.......................................................................9
         2.5      Rights Plan.....................................................................................9
         2.6      Employee Obligations and Other Employment Obligations..........................................10


ARTICLE 3 PUBLICITY AND SOLICITATION.............................................................................11
         3.1      Publicity......................................................................................11
         3.2      Solicitation...................................................................................12


ARTICLE 4 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER.........................................................12
         4.1      Second Stage Transaction.......................................................................12
         4.2      Information Circular, Etc......................................................................12


ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF DEVON................................................................13
         5.1      Organization and Qualification.................................................................13
         5.2      Authority Relative to this Agreement...........................................................13
         5.3      No Violations..................................................................................13
         5.4      Funds Available................................................................................14


ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF ANDERSON.............................................................14
         6.1      Organization and Qualification.................................................................14
         6.2      Authority Relative to this Agreement...........................................................14
         6.3      No Violations..................................................................................14
         6.4      Capitalization.................................................................................15
         6.5      No Material Adverse Change.....................................................................16



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         6.6      No Undisclosed Material Liabilities............................................................16
         6.7      Impairment.....................................................................................16
         6.8      Salaries and Bonuses of Certain Officers and Employees.........................................16
         6.9      Financial Advisor..............................................................................16
         6.10     Conduct of Business............................................................................16
         6.11     Reports........................................................................................16
         6.12     Subsidiaries...................................................................................17
         6.13     Compliance with Law............................................................................17
         6.14     Material Agreements............................................................................18
         6.15     Disclosure.....................................................................................18
         6.16     Employment Agreements..........................................................................18
         6.17     U.S. Securities Law Matters....................................................................18
         6.18     Employee Benefit Plans.........................................................................18
         6.19     Books and Records..............................................................................19
         6.20     Litigation, Etc................................................................................19
         6.21     Environmental..................................................................................19
         6.22     Tax Matters....................................................................................19
         6.23     Reporting Issuer Status........................................................................20
         6.24     Debt and Working Capital.......................................................................20
         6.25     Confidentiality Agreements.....................................................................20
         6.26     Insurance......................................................................................21


ARTICLE 7 CONDUCT OF BUSINESS....................................................................................21
         7.1      Conduct of Business by Anderson................................................................21
         7.2      Provision of Information.......................................................................22


ARTICLE 8 COVENANTS OF ANDERSON..................................................................................23
         8.1      Notice of Material Change......................................................................23
         8.2      Non-Completion Fee.............................................................................23
         8.3      No Solicitation................................................................................24
         8.4      Anderson Board of Directors....................................................................25
         8.5      Structure of Transaction.......................................................................25
         8.6      Financial and Other Information................................................................26


ARTICLE 9 COVENANTS OF DEVON.....................................................................................26
         9.1      Availability of Funds..........................................................................26
         9.2      Other Covenants................................................................................26


ARTICLE 10 MUTUAL COVENANTS......................................................................................27
         10.1     Other Filings..................................................................................27
         10.2     Additional Agreements..........................................................................27


ARTICLE 11 TERMINATION, AMENDMENT AND WAIVER.....................................................................27
         11.1     Termination....................................................................................27
         11.2     Effect of Termination..........................................................................28




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         11.3     Amendment......................................................................................28
         11.4     Waiver.........................................................................................28


ARTICLE 12 GENERAL PROVISIONS....................................................................................29
         12.1     Notices........................................................................................29
         12.2     Miscellaneous..................................................................................29
         12.3     Directors' and Officers' Insurance.............................................................30
         12.4     Indemnities....................................................................................30
         12.5     Assignment.....................................................................................30
         12.6     Expenses.......................................................................................31
         12.7     Confidentiality Agreement......................................................................31
         12.8     Survival of Representations and Warranties.....................................................31
         12.9     Severability...................................................................................31
         12.10    Counterpart Execution..........................................................................32

SCHEDULE A - CONDITIONS TO THE OFFER

SCHEDULE B - FORM OF PRE-TENDER AGREEMENT

SCHEDULE C - FORM OF JOINT PRESS RELEASE

SCHEDULE D - EMPLOYEE OBLIGATIONS

SCHEDULE E - PAYMENTS IN LIEU OF STOCK OPTIONS

SCHEDULE F - SEVERANCE FORMULA

SCHEDULE G - ANNUAL SALARIES AND 2000 BONUSES OF CERTAIN OFFICERS AND EMPLOYEES




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                            PRE-ACQUISITION AGREEMENT

                  THIS AGREEMENT made as of the 31st day of August, 2001,

BETWEEN:

                  DEVON ENERGY CORPORATION, a corporation duly incorporated under and governed by the laws of the State of Delaware and having an office in the City of Oklahoma City, in the State of Oklahoma (hereafter referred to as "Devon")

                                     - and -

                  ANDERSON EXPLORATION LTD., a corporation duly continued under and governed by the laws of Canada and having its head and principal office in the City of Calgary, in the Province of Alberta (hereafter referred to as "Anderson")

                  WHEREAS the Board of Directors of each of Devon and Anderson has determined that it is in the best interests of their respective corporations and shareholders that Devon and Anderson combine their business interests with the result that there shall be one economic enterprise and that such combination be effected through an offer by Devon to purchase all of the outstanding shares of Anderson;

                  AND WHEREAS the Board of Directors of Anderson has determined to unanimously recommend acceptance of the Devon offer to the shareholders of Anderson;

                  AND WHEREAS Devon is willing to make an offer subject to the terms and conditions of this Agreement;

                  NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

                  In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

"ACT" means the Canada Business Corporations Act as the same has been and may hereafter from time to time be amended;

"AFFILIATES" has the meaning set forth in the Act;

"AGREEMENT", "THIS AGREEMENT", "HEREIN", "HERETO", and "HEREOF" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules hereto;

"ANDERSON" means Anderson Exploration Ltd.;



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                                       2




"ANDERSON DEFERRED BONUS PLAN" means the deferred bonus plan of Anderson available to Anderson employees;

"ANDERSON EMPLOYEE PROFIT SHARING PLAN" means the employee profit sharing plan of Anderson amended and restated as of February 10, 1999;

"ANDERSON GOVERNING DOCUMENTS" means the Certificate and Articles of Continuance and By-laws of Anderson;

"ANDERSON GROUP RRSP PLAN" means the group registered retirement savings plan available to Anderson employees;

"ANDERSON OPTIONS" means the outstanding options to acquire Anderson Shares under the Stock Option Plan;

"ANDERSON SHARE APPRECIATION RIGHTS PLAN" means the share appreciation rights plan of Anderson dated March 29, 2000;

"ANDERSON SHARES" means common shares in the share capital of Anderson;

"ANDERSON SUBSIDIARIES" means Home Oil Company Limited, Anderson Resources Ltd., Anderson Oil & Gas Inc., Numac Energy Inc., and Anderson Exploration (a general partnership);

"ANDERSON YEAR END BONUS ARRANGEMENTS" has the meaning set forth in Section 2.6(d);

"BUSINESS DAY" means any day excepting a Saturday, Sunday or statutory holiday in Calgary, Alberta;

"CANADIAN GAAP" means Canadian generally accepted accounting principles applied on a consistent basis;

"DEVON" means Devon Energy Corporation;

"DILUTED BASIS" means, with respect to the number of outstanding Anderson Shares at any time, such number of outstanding Anderson Shares calculated assuming that all outstanding options and other rights (other than the Rights) to purchase Anderson Shares are exercised;

"DISCLOSURE LETTER" means the letter dated August 31, 2001 delivered concurrently with this Agreement setting forth all exceptions to the representations and warranties of Anderson in this Agreement;

"EFFECTIVE TIME" means the time that Devon shall have acquired ownership of and paid for at least the Minimum Required Shares pursuant to the terms of the Offer;

"EMPLOYEE OBLIGATIONS" means the obligations of Anderson to its officers or employees for severance or termination payments in connection with a termination of employment or change of control of Anderson pursuant to any written agreements, in each case as listed in Schedule D hereto;

"EXPIRY TIME" means the Initial Expiry Time unless the Offer has been extended, in which case it means the expiry time of the Offer as extended from time to time;



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"INITIAL EXPIRY TIME" means 1:01 a.m. (Calgary time) on the first Business Day which falls after the 35th day following the day of the mailing of the Offer Documents to the shareholders of Anderson (where the first day of this period is the day immediately following the day of mailing);

"MATERIAL" means, where used in relation to Anderson and its subsidiaries, a fact, asset, liability, transaction or circumstance concerning the business, assets, rights, liabilities, capitalization, operations, prospects or financial condition of Anderson and its subsidiaries, taken as a whole, that: (i) would be reasonably likely to have a significant effect on the market price or value of the Anderson Shares; or (ii) that would prevent or materially delay completion of the Offer in accordance with this Agreement, or any compulsory acquisition or Second Stage Transaction;

"MATERIAL ADVERSE CHANGE" means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, concessions, rights, liabilities, prospects or privileges, whether contractual or otherwise, of Anderson or any of its subsidiaries which is, or could reasonably be expected to be, materially adverse to the business of Anderson and its subsidiaries considered as a whole other than a change: (i) which arises out of a matter that has prior to the date hereof been publicly disclosed or otherwise disclosed in the Disclosure Letter; (ii) resulting from conditions affecting the oil and gas industry as a whole; or (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere; or (iv) resulting from changes in the market price of crude oil or natural gas;

"MINIMUM CONDITION" means the condition set forth in paragraph (a) of Schedule
A;

"MINIMUM REQUIRED SHARES" means at least that number of the outstanding Anderson Shares required pursuant to the Minimum Condition unless Devon shall have waived the Minimum Condition in which case "Minimum Required Shares" means that number of the outstanding Anderson Shares which Devon takes up on the Take-up Date, provided that such number of Anderson Shares shall not be less than 50% of the issued and outstanding Anderson Shares on a diluted basis;

"OFFER" has the meaning set forth in Section 2.1(a);

"OFFER DOCUMENTS" has the meaning set forth in Section 2.3(a);

"OFFICER OBLIGATIONS" means any obligations or liabilities of Anderson or any subsidiary of Anderson to pay any amount to its officers, directors, or employees, other than for: (i) salary, vacation pay, payments contemplated in Sections 2.4(b) and 2.6 (f), bonuses under the Anderson Deferred Bonus Plan and the Anderson Year End Bonus Plan, (ii) benefits under the Anderson Employee Profit Sharing Plan, the Anderson Group RRSP Plan and other benefits contemplated by Section 6.18; (iii) the Anderson Share Appreciation Rights Plan; and (iv) directors' fees in the ordinary course, in each case in amounts consistent with historic practices (except as contemplated in Section 2.6) and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of Anderson or any of its subsidiaries to officers or employees for severance or termination payments on the change of control of Anderson pursuant to any involuntary severance and termination agreements in the case of officers and pursuant to Anderson's severance policy in the case of employees, and in each case as listed in Schedules D and G;

"RIGHTS" means the rights issued to holders of Anderson Shares pursuant to the Rights Plan;

"RIGHTS PLAN" means the Shareholder Rights Plan Agreement dated as of August 18, 1999 between Anderson and Montreal Trust Company of Canada;



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                                       4




"SECOND STAGE TRANSACTION" has the meaning set forth in Section 4.1;

"SECURITIES AUTHORITIES" means the appropriate securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

"SECURITIES LAWS" has the meaning set forth in Section 2.3(a);

"STOCK OPTION PLAN" means the Employee Stock Option Plan of Anderson amended and restated as of February 13, 2000;

"SUBSIDIARY" has the meaning set forth in the Securities Act, (Alberta);

"SUPERIOR PROPOSAL" has the meaning set forth in Section 8.3;

"TAKE-OVER PROPOSAL" means a proposal or offer (other than by Devon), whether or not subject to a due diligence condition, whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of the assets of Anderson or any material Anderson Subsidiary or to acquire in any manner, directly or indirectly, beneficial ownership or control or direction over more than 20% of the outstanding voting shares of Anderson whether by an arrangement, amalgamation, merger, consolidation or other business combination, by means of a sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving Anderson or any Anderson Subsidiary including without limitation any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of all or a material portion of the assets of Anderson or any Anderson Subsidiary or to acquire in any manner, directly or indirectly, more than 20% of the outstanding voting shares of Anderson (other than the transactions contemplated by this Agreement); and

"TAKE-UP DATE" means the date that Devon first takes up and acquires Anderson Shares pursuant to the Offer.

1.2 SINGULAR, PLURAL, ETC.

                  Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3 DEEMED CURRENCY

                  In the absence of a specific designation of any currency any undescribed dollar amount herein shall be deemed to refer to Canadian dollars.

1.4 HEADINGS, ETC.

                  The division of this Agreement into Articles and Sections, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.



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                                       5



1.5 DATE FOR ANY ACTION

                  In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 GOVERNING LAW

                  This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.7 ATTORNMENT

                  The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Alberta and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

1.8 ACCOUNTING MATTERS

                  Unless otherwise stated, all accounting terms used in this Agreement in respect of Anderson shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of Anderson required to be made shall be made in a manner consistent with Canadian GAAP and past practice.

1.9 KNOWLEDGE

                  Where in this Agreement a representation or warranty is made on the basis of the knowledge or awareness of Anderson, such knowledge or awareness consists only of the actual knowledge or awareness, as of the date of this Agreement, of the senior executive officers of Anderson, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge.

1.10 INCORPORATION OF SCHEDULES

                  Schedules A to G attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

                  Schedule A  Conditions to the Offer
                  Schedule B  Form of Pre-tender Agreement
                  Schedule C  Form of Joint Press Release
                  Schedule D  Employee Obligations
                  Schedule E  Payments in Lieu of Stock Options
                  Schedule F  Severance Formula
                  Schedule G  Annual Salaries and 2000 Bonuses of Certain
                              Officers and Employees



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                                       6



                                    ARTICLE 2
                                    THE OFFER

2.1 THE OFFER

(a) Subject to the terms and conditions of this Agreement, Devon shall mail to holders of Anderson Shares and Anderson Options as soon as practicable but in any event not later than 11:59 p.m. (Calgary time) on September 12, 2001, an offer to purchase all of the outstanding Anderson Shares (including the associated Rights) including any Anderson Shares which may become outstanding pursuant to the exercise of outstanding Anderson Options, for a price of $40.00 in cash for each Anderson Share which offer shall be made in accordance with this Agreement, the Act and Securities Laws and be subject to the conditions set forth in Schedule A hereto (the "Offer", which term shall include any amendments to, or extensions of, such Offer, including, without limitation, increasing the consideration, removing or waiving any condition or extending the date by which Anderson Shares may be tendered). Devon and Anderson shall cooperate in making on a timely basis any filings with respect to the Offer, including amendments thereafter on a timely basis as required by Securities Laws. The Offer shall be prepared in both the English and French languages and in accordance with this Agreement, the Act and Securities Laws. Devon shall provide Anderson with a draft copy of the Offer Documents prior to mailing for its review and comment.

(b) Devon may make the Offer itself or through any direct or indirect subsidiary. In the event that a Devon subsidiary makes or participates in the making of the Offer, the term "Devon" as used herein shall include such subsidiary, other than in Article 5 where the term "Devon" shall not include such subsidiary, but Devon shall continue to be liable to Anderson, as principal obligor, for such subsidiary's obligations hereunder and for any default by such subsidiary in the performance of its obligations hereunder.

(c) The Offer shall expire at the Initial Expiry Time, except that the Offer may be extended, at the sole discretion of Devon, if the conditions thereto set forth in Schedule A hereto are not satisfied on the date and time at which the Offer expires and if Devon determines, acting reasonably, that there is a reasonable prospect that the conditions of the Offer may not be satisfied prior to the Expiry Time. In addition, in the event that any appropriate regulatory approval is not obtained prior to the time the Offer is scheduled to terminate, unless such approval has been denied, Devon agrees that it will extend the Offer for a period of not less than 10 days past the Initial Expiry Time pending receipt of such approval, provided that Devon shall not be required to extend the Offer past December 31, 2001 or such later date as may be mutually agreed in writing by Anderson and Devon.

         Subject to the satisfaction or waiver of the conditions set forth in Schedule A hereto, Devon shall within three days accept for payment and pay for all Anderson Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Each of Devon and Anderson shall use all commercially reasonable efforts to consummate the Offer, subject to the terms and conditions thereof.

(d) It is agreed that Devon may, in its sole discretion, waive any term or condition of the Offer for its benefit provided that if Devon takes up and pays for any Anderson Shares it shall acquire not less than the Minimum Required Shares. Devon agrees that it shall not amend any term or condition of



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                                       7



         the Offer (which for greater certainty, does not include waiving, in whole or part, a condition of the Offer) in a manner that is materially adverse to the holders of Anderson Shares without the prior written consent of Anderson other than to: (i) comply with Section 2.1(c); (ii) extend the Offer, if, at the initial or extended date on which the Offer is scheduled to terminate, any of the conditions to the Offer shall not be satisfied or waived by Devon, until such time as such conditions are satisfied or waived by Devon; (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities Authorities applicable to the Offer or any period required by applicable law; or (iv) comply with the legal obligations of Devon with respect to any amendment, modification or change of the Offer.

         Notwithstanding and without limiting the foregoing, Devon may at any time following the Initial Expiry Time, reduce the Minimum Condition to a percentage greater than 50% and shall, subject to the conditions of the Offer being satisfied or waived, take up and pay for all Anderson Shares validly deposited to the Offer, provided that, after Devon reduces the Minimum Condition, Devon extends the Offer by a 10 day period and agrees to extend the Offer for not less than two additional successive 10 day periods if, upon the expiry of any extension, the Minimum Condition has not been satisfied. Any agreement of Devon referred to in the foregoing sentence shall continue after the Effective Time until such agreement shall have been performed or this Agreement is terminated.

         Devon shall provide a draft of any proposed amendment, modification or change to the Offer to Anderson.

(e) Devon will instruct the depositary under the Offer to advise Anderson from time to time, not less frequently than every five Business Days until the day immediately prior to the Expiry Time and thereafter on an hourly basis, if requested by Anderson and in such manner as Anderson may reasonably request, as to the number of Anderson Shares that have been tendered (and not withdrawn) under the Offer.

(f) Devon's obligation to make the Offer as set forth in Section 2.1(a) is conditional upon the execution and delivery to Devon, concurrently with the execution of this Agreement, of a pre-tender agreement in the form or substantially in the form of the agreement attached hereto as Schedule B by each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Anderson. Anderson will use its reasonable commercial efforts to cause each of the directors and officers of Anderson (other than the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Anderson) to execute and deliver to Devon, as soon as reasonably practical, a pre-tender agreement in the form or substantially in the form of the agreement attached hereto as Schedule B. The directors' circular shall reflect the execution and delivery by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer of Anderson and, to the extent applicable, the other directors and officers of Anderson the pre-tender agreements referred to in this Section 2.1(f).

(g) Notwithstanding any of the other terms of this Agreement, Devon shall not be required to make the Offer if, on or before the date Devon would otherwise be required to make the Offer under the terms of this
         Agreement:

         (i) any of the representations or warranties of Anderson contained herein shall not be true and correct in all material respects or Anderson shall not have complied in all material respects with each of its covenants set out herein; or



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                                       8



         (ii) the Board of Directors of Anderson shall have withdrawn its positive recommendation of the Offer; or

         (iii) a Material Adverse Change shall have occurred, or a person shall have commenced or threatened to bring a bona fide action for injunctive relief against the performance of this Agreement or the completion of the Offer, or another event shall have occurred or circumstances shall exist which would make it impossible or impractical to satisfy one or more of the conditions of the Offer set forth in Schedule A hereto.

         The foregoing conditions are for the sole benefit of Devon and may be waived by Devon at any time.

2.2 ANDERSON DIRECTORS' CIRCULAR

(a) Anderson hereby consents to the Offer as set forth in Section 2.1 and confirms that its Board of Directors has unanimously approved the Offer and this Agreement, has determined that the Offer is fair, from a financial point of view, to the holders of Anderson Shares and has resolved to unanimously recommend acceptance of the Offer by the holders of Anderson Shares, subject to Section 8.3. Anderson shall prepare and make available for mailing with the Offer, in both the English and French languages, sufficient copies of a directors' circular prepared in accordance with Securities Laws. The directors' circular will set forth (among other things) the recommendation of the Board of Directors of Anderson as described above. Anderson shall provide Devon with a draft copy of the directors' circular prior to its finalization for Devon's review and comment.

(b) Anderson represents that the Board of Directors of Anderson has been advised that the directors of Anderson intend to tender all their Anderson Shares under the Offer.

(c) Anderson represents that it has obtained advice from BMO Nesbitt Burns Inc. that the consideration to be offered to Anderson's shareholders pursuant to the Offer is fair to holders of Anderson Shares from a financial point of view and that such financial advisor will provide an opinion to such effect on or before September 7, 2001. The fairness opinion will be attached to or referred to in the directors' circular referred to in Section 2.2(a).

2.3 OFFER DOCUMENTS

(a) Devon shall file or cause to be filed with the appropriate Securities Authorities an Offer to Purchase and Take-over Bid Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery pursuant to which the Offer will be made (collectively, the "Offer Documents"). The Offer Documents, when filed with the Securities Authorities and when mailed to holders of Anderson Shares, shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Act and any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States and any other applicable law (collectively, the "Securities Laws").

(b) Anderson agrees to provide such assistance as Devon or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the holders of the Anderson Shares and to such other persons as are entitled to receive the Offer under Securities Laws, including providing lists and updated or supplemental lists of the shareholders of Anderson and of the holders of Anderson Options and other securities convertible into or exchangeable for Anderson Shares and mailing labels with respect to all such holders of securities



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                                       9



         as soon as possible after the date of this Agreement but in any event no later than the close of business in Calgary on September 6, 2001 and updates or supplements thereto from time to time as may be requested by Devon.

2.4 OUTSTANDING STOCK OPTIONS

(a) Subject to the receipt of any necessary regulatory approvals, persons holding options pursuant to the Stock Option Plan who may do so under Securities Laws and in accordance with the Stock Option Plan shall be entitled to exercise all of their options and tender all Anderson Shares issued in connection therewith under the Offer. The Anderson Board of Directors shall not, prior to completion of the Offer, grant additional options pursuant to the Stock Option Plan. It is agreed by Devon that all Anderson Options which have been tendered to Anderson for exercise, conditional on Devon taking up Anderson Shares under the Offer ("Conditional Option Exercise"), shall be deemed to have been exercised concurrently with the take-up of Anderson Shares by Devon. Furthermore, Devon shall accept as validly tendered under the Offer as of the Take-up Date all Anderson Shares which are to be issued pursuant to the Conditional Option Exercise, provided that the holders of such options indicate that such shares are tendered pursuant to the Offer and provided that such holder agrees to surrender their remaining unexercised options to Anderson for cancellation for no consideration effective immediately after the Take-up Date.

(b) Anderson and Devon agree that to the extent holders of Anderson Options do not exercise such Anderson Options and tender the Anderson Shares they receive upon such exercise, Anderson may agree with all remaining holders of Anderson Options that, in lieu of such persons exercising their Anderson Options, Anderson will pay to such persons the difference between the exercise price of their Anderson Options and the purchase price for the Anderson Shares under the Offer immediately after the Expiry Time of the Offer in exchange for the termination of their Anderson Options and provided that such holders agree to surrender their remaining unexercised options to Anderson for cancellation for no consideration effective immediately after the Take-up Date.

(c) Devon and Anderson acknowledge and agree that, pursuant to the Stock Option Plan, all outstanding and unvested Anderson Options shall immediately vest at the Effective Time.

2.5 RIGHTS PLAN

(a) Anderson represents to Devon that its Board of Directors has irrevocably resolved to waive the application of the Rights Plan to the Offer immediately prior to the Expiry Time and to any other actions taken by Devon in furtherance of acquiring all of the Anderson Shares and covenants to Devon to take all action necessary pursuant to the Rights Plan to effect such waiver no earlier than the Expiry Time, and to ensure that the Separation Time (as defined in the Rights Plan) does not occur.

(b) Anderson covenants and agrees with Devon and represents to Devon that its Board of Directors has resolved not to waive the application of the Rights Plan or to redeem any of the outstanding Rights or take any other action which would limit the application of the Rights Plan to any transaction other than a Take-over Proposal that expires no sooner than the Initial Expiry Time.

2.6 EMPLOYEE OBLIGATIONS AND OTHER EMPLOYMENT OBLIGATIONS

(a) Devon shall honor or cause Anderson to honor all Employee Obligations and all other employment obligations referred to in this Section 2.6. Devon acknowledges that Anderson shall hold the benefits of this
         Section 2.6 in trust for the benefit of the officers and employees of Anderson.

(b) Anderson shall terminate the Anderson Employee Profit Sharing Plan subject to and coincident with the take-up of Anderson Shares by Devon under the Offer on the Take-up Date and shall make whatever arrangements may be necessary to permit the participants in such plan to tender the Anderson Shares to be allocated to them on termination of such plan under the Offer.

(c) Subject to and following the take-up of Anderson Shares by Devon under the Offer on the Take-up Date, Devon covenants and agrees that, effective upon the termination of the Anderson Employee Profit Sharing Plan pursuant to Section 2.6(b) and up to and including the date (the "Rollover Date") which is the earlier of (i) the date that such participant is covered under Devon's employee profit sharing plan and
         (ii) December 31, 2001, Devon shall cause Anderson to make all necessary arrangements so that all participants in such plan prior to the Take-up Date shall continue to have the same payroll amounts withheld by Anderson. On the Rollover Date, Devon shall cause Anderson to pay all such accumulated contributions to such participants together with an amount equal to (i) in the case of participants who continue to be employed by Anderson on the Rollover Date, the actual contributions made by such participants up to and including the Rollover Date and
         (ii) in the case of participants who are terminated on or prior to the Rollover Date, the maximum amount such participants could have contributed under the Anderson Employee Profit Sharing Plan up to and including the Rollover Date had they not been terminated, provided, however, where a participant has been terminated for just cause, Anderson shall only be required to pay an amount equal to such participant's actual contributions.

(d) On or prior to the earlier of: (i) the take-up of Anderson Shares by Devon under the Offer on the Take-up Date; and (ii) December 15, 2001, Anderson shall have the right to allocate and pay out to employees of Anderson bonus amounts in the aggregate amount of up to $9 million constituting the bonus amounts determined by Anderson to have been earned prior to such date by such employees under Anderson's customary year end bonus practices as in effect at the date of this Agreement (the "Anderson Year End Bonus Arrangements").

(e) Anderson shall terminate the Anderson Share Appreciation Rights Plan subject to and coincident with the take-up of Anderson Shares by Devon under the Offer on the Take-up Date and Anderson shall make whatever arrangements may be necessary to permit the participants in such plan to exercise all of their "Rights" (as defined in the Anderson Share Appreciation Rights Plan) and to receive an appreciation amount for each such "Right" on the Take-up Date. For purposes of the foregoing and notwithstanding the definition of "Appreciation Amount" contained in the Anderson Share Appreciation Rights Plan, the appreciation amount in respect of each "Right" so exercised shall be equal to the difference obtained by subtracting the Base Value of the "Right" (as determined in accordance with the terms of the Anderson Share Appreciation Rights Plan) from the greater of: (i) the closing price for the Anderson Shares on The Toronto Stock Exchange as determined in accordance with the terms of the Anderson Share Appreciation Rights Plan; and (ii) the consideration offered by Devon for Anderson Shares under the Offer.

(f) On or prior to the take-up of Anderson Shares by Devon under the Offer on the Take-up Date, Anderson shall have the right to pay to those individuals listed in Schedule E hereto the amounts listed therein which have been determined by Anderson to be due and owing to such individuals in lieu of stock options promised and not delivered to such individuals in connection with employment offers.

(g) Subject to and following the take-up of Anderson Shares by Devon under the Offer on the Take-up Date, Devon covenants and agrees to cause Anderson to continue to apply Anderson's customary practices related to the payment of accrued vacation pay on termination of employment as in effect at the date of this Agreement.

(h) Subject to and following the take-up of Anderson Shares by Devon under the Offer on the Take-up Date, Devon covenants and agrees to cause Anderson to apply Anderson's current practices related to severance and termination payments payable to its employees as described in Schedule F hereto until at least December 31, 2001.

(i) Devon acknowledges that Anderson has granted deferred bonuses to eligible employees of Anderson pursuant to the Anderson Deferred Bonus Plan in an aggregate amount of not more than $700,000, 50% of which is payable on the first anniversary date of the award with the balance payable on the second anniversary date. Devon further acknowledges that in order to be entitled to receive payment under such plan, an employee must be employed at the time of payment except that an employee terminated without cause is entitled to be paid all deferred bonus amounts on the date of termination. Subject to and following the take-up of Anderson Shares by Devon under the Offer on the Take-up Date, Devon covenants and agrees to cause Anderson to pay the aforementioned deferred bonuses in accordance with the foregoing terms.

(j) Subject to and following the take-up of Anderson Shares by Devon under the Offer on the Take-up Date, Devon covenants and agrees to:

         (i) cause Anderson to continue the Anderson Group RRSP Plan until at least December 31, 2001; and

         (ii) cause Anderson to pay to employees terminated for any reason except just cause all amounts accrued in connection with such plan to the date of termination of employment.

                                    ARTICLE 3
                           PUBLICITY AND SOLICITATION

3.1 PUBLICITY

(a) Each of Devon and Anderson shall advise, consult and cooperate with the other party prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other written statement to the press with respect to this Agreement or the transactions contemplated hereby. Devon and Anderson shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with a stock exchange and only after using its best efforts to consult the other party taking into account the time constraints to which it is subject as a result of such law or obligation.

(b) Anderson and Devon agree that a joint press release substantially in the form of Schedule C shall be issued immediately following the execution of this Agreement.

3.2 SOLICITATION

                  Investment firms to be selected by Devon will act as dealer managers (the "Dealer Managers") in connection with the Offer and solicit acceptances of the Offer. The Dealer Managers will form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada and their United States broker dealer affiliates to solicit acceptances of the Offer.

                                    ARTICLE 4
                 TRANSACTIONS FOLLOWING COMPLETION OF THE OFFER

4.1 SECOND STAGE TRANSACTION

                  If Devon takes up and pays for Anderson Shares pursuant to the terms of the Offer, and thereby acquires at least the Minimum Required Shares, Devon agrees to use all commercially reasonable efforts to acquire, and Anderson agrees to use all commercially reasonable efforts to assist Devon in acquiring, the balance of the Anderson Shares by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions ("Second Stage Transaction") carried out for consideration per Anderson Share not less than the consideration paid pursuant to the Offer (it being understood that Devon shall be under no obligation to pay more than that amount). Nothing herein shall be construed to prevent Devon from acquiring, directly or indirectly, additional Anderson Shares in the open market or in privately negotiated transactions, in another take-over bid, tender or exchange offer, or otherwise in accordance with Securities Laws (including by way of compulsory acquisition) following completion of the Offer.

4.2 INFORMATION CIRCULAR, ETC.

                  Without limiting Section 4.1, Anderson agrees that if Devon is required to effect a Second Stage Transaction which requires approval of Anderson's shareholders in a meeting of Anderson's shareholders, Anderson shall take all action necessary in accordance with Securities Laws, other applicable Canadian laws, the Anderson Governing Documents and the requirements of The Toronto Stock Exchange, the New York Stock Exchange or any other regulatory authority having jurisdiction to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon the action proposed by Devon. In the event of such a meeting or meetings, Anderson shall use all commercially reasonable efforts to mail to its shareholders an Information Circular with respect to the meeting of Anderson's shareholders. The term "Information Circular" shall mean such proxy or other required informational statement or circular, as the case may be, and all related materials at the time required to be mailed to Anderson's shareholders and all amendments or supplements thereto, if any. Devon and Anderson each shall use all commercially reasonable efforts to obtain and furnish the information required to be included in any Information Circular. The information provided and to be provided by Devon and Anderson for use in the Information Circular, on both the date the Information Circular is first mailed to Anderson's shareholders and on the date any such meeting is held, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. Devon and Anderson each agree to correct promptly any such information provided by it for use in any Information Circular which shall have become false or misleading.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF DEVON

                  As of the date hereof, Devon hereby represents and warrants to Anderson as follows and acknowledges that Anderson is relying upon these representations and warranties in connection with the entering into of this
Agreement:

5.1 ORGANIZATION AND QUALIFICATION

                  Devon is a corporation duly incorporated and organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

5.2 AUTHORITY RELATIVE TO THIS AGREEMENT

                  Devon has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation by Devon of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Devon and constitutes a legal, valid and binding obligation of Devon enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

5.3 NO VIOLATIONS

(a) Neither the execution and delivery of this Agreement by Devon, the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Devon or any of its subsidiaries under, any of the terms, conditions or provisions of (x) the charter or bylaws of Devon or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Devon or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Devon or any of its subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 5.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Devon or any of its subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of Devon and its subsidiaries taken as a whole or on the ability of Devon to consummate the transactions contemplated hereby).

(b) Other than in connection with or in compliance with the provisions of Securities Laws, Investment Canada Act (Canada), the Competition Act (Canada), the rules of The Toronto Stock Exchange and the New York Stock Exchange, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any pre-merger notification statutes, (i) there is no legal impediment to Devon's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Devon in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of Devon to consummate the transactions contemplated hereby.

5.4 FUNDS AVAILABLE

                  The aggregate cash consideration payable pursuant to the Offer is available to Devon so that Devon is in a position to pay for all Anderson Shares tendered pursuant to the Offer in accordance with the terms of the Offer.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF ANDERSON

                  As of the date hereof, Anderson hereby represents and warrants to Devon as follows and acknowledges that it is relying upon these representations and warranties in connection with the entering into of this
Agreement:

6.1 ORGANIZATION AND QUALIFICATION

                  Anderson is a corporation duly continued and organized and validly existing under the laws of Canada and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of the Anderson Subsidiaries is a corporation duly incorporated and organized and validly subsisting under the laws of the jurisdiction of its incorporation or a partnership duly constituted, as the case may be, and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Anderson and each Anderson Subsidiary is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on Anderson and the Anderson Subsidiaries taken as a whole.

6.2 AUTHORITY RELATIVE TO THIS AGREEMENT

                  Anderson has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Anderson's Board of Directors, and no other corporate proceedings on the part of Anderson are necessary to authorize this Agreement (except for obtaining shareholder approval in respect of any Second Stage Transaction) and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Anderson and constitutes a legal, valid and binding obligation of Anderson enforceable against Anderson in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

6.3 NO VIOLATIONS

(a) Neither the execution and delivery of this Agreement by Anderson, the consummation of the transactions contemplated hereby nor compliance by Anderson with any of the provisions hereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Anderson or any of the Anderson Subsidiaries under, any of the terms, conditions or provisions of (x) the Anderson Governing Documents or (y) any material note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other instrument or obligation to which Anderson or any of the Anderson Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Anderson or any of the Anderson Subsidiaries is bound; or (ii) subject to compliance with the statutes and regulations referred to in Section 6.3(b), violate any judgment, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Anderson or any of the Anderson Subsidiaries (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any material adverse effect on the business, operations or financial condition of Anderson and the Anderson Subsidiaries taken as a whole or on the ability of Anderson to consummate the transactions contemplated hereby).

(b) Other than in connection with or in compliance with the provisions of Securities Laws, Investment Canada Act (Canada), the Competition Act (Canada), the rules of The Toronto Stock Exchange and the New York Stock Exchange, the HSR Act and any pre-merger notification statutes,
         (i) there is no legal impediment to Anderson's consummation of the transactions contemplated by this Agreement and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Anderson in connection with the making or the consummation of the Offer, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of Anderson to consummate the transactions contemplated hereby.

6.4 CAPITALIZATION

                  As of the date hereof, the authorized share capital of Anderson consists of an unlimited number of common shares, an unlimited number of preferred shares and an unlimited number of junior preferred shares. As of August 30, 2001, not more than 131,370,000 Anderson Shares are issued and outstanding and no preferred shares are issued or outstanding. As of the date hereof, options to acquire an aggregate of 7,383,920 Anderson Shares have been granted under the Stock Option Plan, up to 17,000 Anderson Shares will be issued pursuant to the Anderson Employee Profit Sharing Plan and 1,503,877 share appreciation rights have been granted pursuant to the Anderson Share Appreciation Rights Plan. Except as set forth above and except in connection with the arrangements contemplated in Section 2.6, there are no securities of Anderson outstanding and no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Anderson of any shares of Anderson (including the Anderson Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Anderson (including the Anderson Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attributes of Anderson. All outstanding Anderson Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and all Anderson Shares issuable upon exercise of outstanding stock options and pursuant to the Anderson Employee Profit Sharing Plan in accordance with their respective terms will be duly authorized and validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.

6.5 NO MATERIAL ADVERSE CHANGE

                  Since September 30, 2000, there has not been any Material Adverse Change.

6.6 NO UNDISCLOSED MATERIAL LIABILITIES

                  Except: (a) as disclosed or reflected in the audited financial statements of Anderson as at September 30, 2000 or in the Disclosure Letter; and
(b) for liabilities and obligations: (i) incurred in the ordinary course of business and consistent with past practice; or (ii) pursuant to the terms of this Agreement, neither Anderson nor any of its subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by Canadian GAAP to be reflected on a consolidated balance sheet of Anderson and its subsidiaries) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

6.7 IMPAIRMENT

                  Neither the making of the Offer nor the successful completion of the Offer will result in a Material Adverse Change pursuant to or as a result of the provisions of any agreement or arrangement to which Anderson is a party.

6.8 SALARIES AND BONUSES OF CERTAIN OFFICERS AND EMPLOYEES

                  The annual salary currently payable and the 2000 bonus paid to certain officers and employees of Anderson are set forth in Schedule G.

6.9 FINANCIAL ADVISOR

                  Anderson has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated, except BMO Nesbitt Burns Inc. have been retained as Anderson's financial advisor in connection with certain matters including the transactions contemplated hereby. Anderson has delivered to Devon a true and complete copy of its agreement with BMO Nesbitt Burns Inc.

6.10 CONDUCT OF BUSINESS

                  Except as disclosed in the Disclosure Letter, since September 30, 2000, neither Anderson nor any of its subsidiaries has taken any action that would be in violation of Section 7.1 if such provision had been in effect since such date, other than violations which would not have any material adverse effect on the business, operations or financial condition of Anderson and its subsidiaries considered as a whole or would not materially affect Anderson's ability to consummate the transactions contemplated hereby.

6.11 REPORTS

(a)      Anderson has heretofore delivered to Devon true and complete copies of
         (i) Anderson's 2000 Annual Information Form, Anderson's Information Circular relating to its 2001 annual and special meeting of shareholders, Anderson's 2000 Annual Report to shareholders and interim reports for the periods ending December 31, 2000, March 31, 2001 and June 30, 2001; (ii) all prospectuses or other offering documents used by Anderson in the offering of its securities or filed with Securities Authorities since September 30, 2000; and (iii) the consolidated audited financial statements of Anderson dated September 30, 2000. As of their respective dates, such forms, statements, prospectuses and other offering documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of law. The audited financial statements and unaudited interim financial statements of Anderson and its consolidated subsidiaries publicly issued by Anderson, previously delivered to Devon, or included or incorporated by reference in such forms, statements, prospectuses and other offering documents were prepared in accordance with Canadian GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Anderson's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present the consolidated financial position, results of operations and changes in financial position of Anderson and its consolidated subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(b) Anderson will deliver to Devon as soon as they become available true and complete copies of any report or statement filed by it with Securities Authorities subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by Devon, as to which Anderson makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The consolidated financial statements of Anderson issued by Anderson or to be included in such reports and statements (excluding any information therein provided by Devon, as to which Anderson makes no representation) will be prepared in accordance with Canadian GAAP (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Anderson's independent accountants or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the consolidated financial position, results of operations and changes in financial position of Anderson as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

6.12 SUBSIDIARIES

                  All of the shares (or partnership interests) of the Anderson Subsidiaries are beneficially wholly-owned, directly or indirectly, by Anderson with valid and marketable title thereto, free and clear of any and all liens, charges, security interests, adverse claims, encumbrances and demands of any nature or kind whatsoever.

6.13 COMPLIANCE WITH LAW

                  Anderson and each of its subsidiaries has complied with and is in compliance with all laws and regulations applicable to the operation of its business, except where such non-compliance would not, considered individually or in the aggregate, have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Anderson and its subsidiaries, taken as a whole, or on the ability of Anderson to consummate the transactions contemplated hereby.

6.14 MATERIAL AGREEMENTS

                  There are no agreements material to the conduct of Anderson's and its subsidiaries' businesses except as listed in the Disclosure Letter, and all such agreements are valid and subsisting and Anderson or its subsidiary, as applicable, is not in material default under any such agreements.

6.15 DISCLOSURE

                  Anderson has disclosed to Devon in the Disclosure Letter any information regarding any event, circumstance or action taken or failed to be taken which could reasonably be expected to materially adversely affect the business, operations, assets, capitalization, financial condition, prospects, rights or liabilities of or relating to Anderson and its subsidiaries taken as a whole.

6.16 EMPLOYMENT AGREEMENTS

                  Except as disclosed in Schedule D, neither Anderson nor any subsidiary is a party to any written employment or consulting agreement or any verbal employment or consulting agreement with a term of more than one year or any written agreement which provides for a payment by Anderson or any subsidiary on a change of control of Anderson or severance of employment (such agreements being referred to as the "Employment Agreements").

6.17 U.S. SECURITIES LAW MATTERS

                  To Anderson's knowledge, less than 40% (calculated in accordance with Schedule 14D-1F or Rule 14d-1 under the United States Securities Exchange Act of 1934, as amended (the "US Exchange Act")) of the outstanding Anderson Shares are held by US holders (as defined in Schedule 14D-1F of the US Exchange Act). Anderson is eligible to file with the Securities and Exchange Commission a solicitation/recommendation statement in compliance with Rules 14d-1(b) and 14e-2(c) under the US Exchange Act on Schedule 14D-9F. Anderson is a foreign private issuer, as that term is defined in Rule 3b-4 of the US Exchange Act. Anderson is not an investment company registered or required to be registered under the United States Investment Company Act of 1940, as amended.

6.18 EMPLOYEE BENEFIT PLANS

                  Neither Anderson nor any subsidiary has any employee benefit plans and has made no promises with respect to increased benefits under such plans, other than: (i) the Stock Option Plan; (ii) the Anderson Employee Profit Sharing Plan; (iii) the Anderson Deferred Bonus Plan; (iv) the Anderson Share Appreciation Rights Plan; (v) the Anderson Year End Bonus Arrangements; (vi) the Anderson Group RRSP Plan and Anderson's individual registered retirement savings plan; (vii) the Home Oil Company Limited pension plan and the Numac Pension Plan, (viii) with respect to those matters contemplated in Section 2.6; and (ix) existing health, dental, vision and short and long term disability plans, life insurance and accidental death and dismemberment of general application and agreements and promises contemplated by the Officer Obligations. All contributions (including premiums) required by law or contract to and including June 30, 2001 to have been paid or accrued, under or with respect to such plans, have been paid or accrued as at that date, as the case may be, except where failure to make any such contribution could not reasonably be expected to result in a Material Adverse Change.

6.19 BOOKS AND RECORDS

                  The corporate records and minute books of Anderson and each subsidiary have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

6.20 LITIGATION, ETC.

                  There are, at the date hereof, no actions, suits or proceedings pending, or to the knowledge of Anderson threatened, affecting Anderson or any subsidiary before or by any federal, provincial, state, local, foreign, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality, which action, suit or proceeding involves a possibility of any judgment against or liability of Anderson or any subsidiary or other person which, if successful, would have a material adverse effect on the business, affairs, operations, assets, prospects or financial condition of Anderson and its subsidiaries, taken as a whole, or on the ability of Anderson or Devon to consummate the transactions contemplated hereby.

6.21 ENVIRONMENTAL

                  Neither Anderson nor any subsidiary is aware of, or has received:

(a) any order or directive which relates to environmental matters and which requires any material work, repairs, construction, or capital expenditures; or

(b) any demand or notice with respect to the material breach of any environmental, health or safety law applicable to Anderson or any subsidiary or any of their business undertakings, including, without limitation, any regulations respecting the use, storage, treatment, transportation, or disposition of environmental contaminants.

6.22 TAX MATTERS

(a)      For purposes of this Agreement, the following definitions shall apply:

         (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, payroll and employee withholding taxes, labour taxes, employment insurance, social insurance taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Anderson or any of its subsidiaries is required to pay, withhold or collect.

         (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

(b) All Returns required to be filed by or on behalf of Anderson or any subsidiary have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Anderson or any material subsidiaries with respect to items or periods covered by such Returns.

(c) Anderson and each subsidiary has paid or provided adequate accruals in its financial statements for the year ended dated September 30, 2000 for Taxes, including income taxes, labour taxes and related deferred taxes, in conformity with Canadian GAAP.

(d) For all periods ending on and after September 30, 1997, Devon has been furnished by Anderson true and complete copies of: (i) material portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Anderson and the Anderson Subsidiaries or on behalf of Anderson and the Anderson Subsidiaries relating to Taxes; and (ii) all material federal, provincial, state, local or foreign income or franchise tax returns for Anderson and the Anderson Subsidiaries.

(e) No material deficiencies exist or have been asserted with respect to Taxes of Anderson or any subsidiary. Except as disclosed in the Disclosure Letter, neither Anderson nor any subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or to Anderson's knowledge threatened against Anderson or any subsidiary or any of their respective assets. Except as disclosed in the Disclosure Letter, no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Anderson or any subsidiary. There is no audit in process, pending or, to the knowledge of Anderson and any subsidiary, threatened by a governmental or taxing authority relating to the Returns of Anderson and any subsidiary for the last three years.

(f) Anderson has provided adequate accruals in its financial statements for the year ended September 30, 2000 (or, in either case, such amounts are fully funded) for all pension or other employee benefit obligations of Anderson or any subsidiary arising under or relating to each of the pension or retirement income plans or other employee benefit plans or agreements or policies maintained by or binding on Anderson or any of its subsidiaries.

6.23 REPORTING ISSUER STATUS

                  Anderson is a "reporting issuer" in material compliance with all applicable securities laws of provinces of Canada and the Anderson Shares are only listed on The Toronto Stock Exchange and the New York Stock Exchange.

6.24 DEBT AND WORKING CAPITAL

                  As at June 30, 2001, Anderson's consolidated debt (other than trade debt) does not exceed $1.48 billion and its working capital deficiency is not greater than $220 million.

6.25 CONFIDENTIALITY AGREEMENTS

                  All agreements entered into by Anderson with persons other than Devon regarding the confidentiality of information provided to such persons or reviewed by such persons with respect to the sale of Anderson or any merger, arrangement or amalgamation of Anderson with another party are in substantially the form of the confidentiality agreement executed by Devon on August 25, 2001 (the

"Confidentiality Agreement"). Anderson has not negotiated any Take-over Proposal with any person who has not entered into such a confidentiality agreement.

6.26 INSURANCE

                  Policies of insurance in force as of the date hereof naming Anderson as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Anderson and its subsidiaries. All such policies of insurance shall remain in force and effect and shall not be canceled or otherwise terminated as a result of the transactions contemplated hereby or by the Offer.

                                    ARTICLE 7
                               CONDUCT OF BUSINESS

7.1 CONDUCT OF BUSINESS BY ANDERSON

                  Anderson covenants and agrees that, during the period from the date of this Agreement until the earlier of either: (i) the Effective Time; or
(ii) this Agreement is terminated by its terms, unless Devon shall otherwise agree in writing, except as required by law or in connection with a Take-over Proposal or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a) the business of Anderson and its subsidiaries shall be conducted only in, and Anderson and its subsidiaries shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and Anderson shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b) Anderson shall not directly or indirectly do or permit to occur any of the following: (i) amend the Anderson Governing Documents; (ii) declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of its shares owned by any person other than the payment of semi-annual cash dividends which will commence on October 1, 2001; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any shares of Anderson or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of Anderson or its subsidiaries, other than Anderson Shares issuable pursuant to the terms of the Anderson Options and the Anderson Employee Profit Sharing Plan; (iv) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (v) split, combine or reclassify any of its shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of Anderson; or (vii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as permitted above;

(c) neither Anderson nor any of its subsidiaries has, other than as disclosed in the Disclosure Letter, and shall, without prior consultation with and the consent of Devon, such consent not to be unreasonably withheld, directly or indirectly do any of the following:
         (i) sell, pledge, dispose of or encumber any assets having an individual value in excess of $1 million; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly owned subsidiaries) or property transfer; (iii) acquire any assets with an acquisition cost which would exceed (A) $1 million individually or (B) $5,000,000 in the aggregate, with the exception of purchases at crown lease sales and freehold lease acquisitions; (iv) incur any indebtedness for borrowed money in excess of existing facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than the Officer Obligations and the arrangements contemplated in Section 2.6 and fees payable to legal advisors in the ordinary course and fees payable to legal and financial advisors in respect of the Offer; (v) authorize, recommend or propose any release or relinquishment of any material contract right; (vi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document:
         (viii) enter into or terminate any hedges, swaps or other financial instruments or like transactions (other than in accordance with their terms); (ix) enter into commitments of a capital expenditure nature or incur any contingent liability other than in accordance with the 2001 operating budget and the 2002 first quarter operating forecast, copies of which have been made available to Devon (and Anderson shall not amend such budgets); (x) enter into any non-arm's length transactions including with any employees of Anderson or any of its subsidiaries or transfer any property or assets of Anderson or any of its subsidiaries to any employees, except: (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business; or (ii) as may be required by law; or (x) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(d) neither Anderson nor any of its subsidiaries shall create any new Officer Obligations and, except for payment of the existing Officer Obligations (from which Devon shall make appropriate withholdings as required by applicable tax laws), neither Anderson nor any of its subsidiaries shall grant to any officer or director an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer or director, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of Anderson or the entering into of any employment agreement with, any senior officer or director, or with respect to any increase of benefits payable under its current severance or termination pay policies; and

(e) neither Anderson nor any of its subsidiaries shall adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements.

7.2 PROVISION OF INFORMATION

(a) Immediately upon acceptance of this Agreement, Anderson shall provide to Devon information which would allow Devon, subject to the existing confidentiality restrictions pursuant to the Confidentiality Agreement, to enable Devon to quickly and efficiently integrate the business and affairs of Anderson with Devon at the Effective Time and Anderson shall permit:

         (i) Devon and its representatives to have reasonable access to Anderson's premises, field operations, records, computer systems, properties, books, contracts, records, employees and management personnel;

         (ii) Devon and its representatives reasonable access to interview employees of Anderson for the purpose of determining which employees will be retained after the Effective Time; and

         (iii) Devon and its representatives to be informed of the operations of Anderson to ensure there is compliance with Section 7.1 hereof.

It is acknowledged that the purpose of this clause is to permit Devon to be in a position to expeditiously integrate the business and operations of Anderson with that of Devon immediately upon but not prior to, the Effective Time without causing any unreasonable disruptions to Anderson's business or operations prior to the Effective Time.

                                   ARTICLE 8
                              COVENANTS OF ANDERSON

8.1 NOTICE OF MATERIAL CHANGE

                  From the date hereof until the termination of this Agreement, Anderson shall promptly notify Devon in writing of:

(a) any material change (actual, anticipated, contemplated or, to the knowledge of Anderson, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Anderson and its subsidiaries considered as a whole;

(b) any change in any representation or warranty set forth in Article 6 which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect; or

(c) any material fact in respect of Anderson which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

                  Anderson shall in good faith discuss with Devon any change in circumstances (actual, anticipated, contemplated or, to the knowledge of Anderson, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to Devon pursuant to this section.

8.2 NON-COMPLETION FEE

                  If at any time after the execution of this Agreement (and provided there is no material breach or non-performance by Devon of a material provision of this Agreement in any respect):

(a) the Board of Directors of Anderson has withdrawn or, in any manner adverse to Devon, redefined, modified or changed any of its recommendations or determinations referred to in Section 2.2, or shall have resolved to do so;

(b) any bona fide Take-over Proposal for the Anderson Shares is publicly announced or commenced, and the Board of Directors of Anderson shall have failed to publicly reaffirm and maintain its recommendation of the Offer to Anderson's shareholders within 10 days after the public announcement or commencement of any such Take-over Proposal;

(c) the Board of Directors of Anderson shall have recommended that Anderson's shareholders deposit their Anderson Shares under, vote in favour of, or otherwise accept, a Take-over Proposal;

(d) Anderson shall have entered into any agreement with any person with respect to a Take-over Proposal prior to the Expiry Time of the Offer, excluding a confidentiality agreement entered into in compliance with
         Section 8.3; or

(e) a Take-over Proposal is publicly announced, proposed, offered or made to Anderson's shareholders or to Anderson prior to the Expiry Time of the Offer and such Take-over Proposal has been completed,

                  Anderson shall upon the occurrence of any such event and in any event within one Business Day pay to Devon the amount of $210 million. Such payment shall be made in immediately available funds to an account designated by Devon. On the date of the earliest of any of the events specified in Sections 8.2(a) to (e), Anderson shall be deemed to hold such amount in trust for Devon. In the event that a Take-over Proposal is publicly announced, proposed, offered or made to holders of Anderson Shares as contemplated by Section 8.2(e), Anderson agrees to deliver to Devon, at least 3 Business Days prior to the scheduled expiry of such Take-over Proposal, an irrevocable letter of credit, in form satisfactory to Devon, acting reasonably, drawable within one Business Day after Devon shall have delivered to the issuing party a written certificate confirming the occurrence of an event specified in Section 8.2(e) or such other form of security as is satisfactory to Devon, acting reasonably.

                  Any payment pursuant to Section 8.2 shall be without prejudice to the rights or remedies available to Devon upon the breach of any provision of this Agreement provided that Anderson shall only be obligated to only one payment pursuant to this Section 8.2.

8.3 NO SOLICITATION

                  Anderson shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Anderson, any of its subsidiaries or their officers, directors, employees, financial advisors, representatives and agents ("Representatives") with respect to a Take-over Proposal (as defined herein) whether or not initiated by Anderson and in connection therewith, Anderson shall not release any third party from any confidentiality or standstill agreement to which Anderson and such third party is a party or amend any of the foregoing and shall exercise all rights to require the return of information regarding Anderson. From and after the date hereof, Anderson and its subsidiaries will not, and will not authorize or permit any of their Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or participate in or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal; provided, however, that Anderson may:
(i) engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by Anderson, any of its subsidiaries or the Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Anderson and its business, properties and assets which has previously been provided to Devon if, and only to the extent that: (A) the third party has first made a bona fide written Take-over Proposal that is financially superior to the Offer and has demonstrated that such proposal constitutes a commercially feasible transaction which could be carried out within a time frame that is reasonable in the circumstances and that the funds or other consideration necessary for the Take-over Proposal are available or reasonably likely to be available (as determined in good faith in each case by Anderson's Board of Directors after receiving the advice of its financial advisors) (a "Superior Proposal") and Anderson's Board of Directors has concluded in good faith, after considering applicable law and receiving the advice of outside counsel that such action is required by the Anderson Board of Directors to comply with fiduciary duties under applicable law; (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Anderson provides immediate notice orally and in writing to Devon specifying the identity of such person or entity and that it is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms substantially similar to those contained in the Confidentiality Agreement executed by Devon, and immediately provides Devon with a complete copy of such Superior Proposal and any amendments thereto and confirming in writing the determination of Anderson's board that the Take-over Proposal if completed would constitute a Superior Proposal; (C) Anderson provides immediate notice to Devon at such time as it or such person or entity terminates any such discussions or negotiations; and (D) Anderson immediately provides to Devon any information provided to any such person or entity whether or not previously made available to Devon; (ii) comply with applicable Securities Laws relating to the provision of directors' circulars, and make appropriate disclosure with respect thereto to Anderson's shareholders; and (iii) accept, recommend, approve or implement a Superior Proposal from a third party, but only (in the case of this clause
(iii)) if prior to such acceptance, recommendation, approval or implementation, Anderson's Board of Directors shall have concluded in good faith, after considering provisions of applicable law and after giving effect to all proposals to adjust the terms and conditions of this Agreement and the Offer which may be offered by Devon during the 2 Business Days notice period set forth below and after receiving the advice of outside counsel, that such action is required by the Anderson Board of Directors to comply with fiduciary duties under applicable law and Anderson terminates this Agreement in accordance with Sections 8.2 and 11.1(f) and concurrently therewith has paid the fees payable thereunder. Anderson shall give Devon orally and in writing at least 2 Business Days advance notice of any decision by the Board of Anderson to accept, recommend, approve or implement a Superior Proposal which notice shall identify the party making the Superior Proposal and shall provide a true and complete copy thereof and any amendments thereto. In addition Anderson shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Devon to make such adjustments in the terms and conditions of this Agreement and the Offer as would enable Anderson to proceed with the Offer as amended rather than the Superior Proposal. In the event Devon proposes to amend this Agreement and the Offer to provide substantially equivalent or superior value to that provided under the Superior Proposal within the 2 Business Day time period specified above, then Anderson shall not enter into any agreement regarding the Superior Proposal.

8.4 ANDERSON BOARD OF DIRECTORS

                  The Board of Directors of Anderson immediately following the acquisition by Devon of more than 50% of the outstanding Anderson Shares pursuant to the Offer shall be reconstituted through resignations of all existing Anderson directors and the appointment of Devon nominees in their stead. Anderson shall, in accordance with the foregoing and subject to the provisions of the Act, assist Devon to secure the resignations of all Anderson directors to be effective at such time as may be required by Devon and to use its best efforts to cause the election of the Devon nominees to fill the vacancies so created in order to effect the foregoing without the necessity of a shareholder meeting.

8.5 STRUCTURE OF TRANSACTION

                  Anderson shall, to the extent reasonable, cooperate with Devon in structuring the acquisition by Devon of Anderson in a tax efficient manner, including without limitation, by completing to the satisfaction of Devon, acting reasonably, a possible internal corporate reorganization of Anderson involving the transfer of certain assets to one or more partnerships and/or the transfer of certain assets or unincorporated business divisions to separate wholly-owned Canadian subsidiary corporations.

8.6 FINANCIAL AND OTHER INFORMATION

                  Anderson shall make available to Devon, and consents to the use of, all financial statements and other information of Anderson which may be required to be disclosed in the Offer or in other Devon documents, including any proxy statement of Devon and any registration statement filed by Devon with the United States Securities and Exchange Commission, and amendments thereto, as required under applicable law. Such financial statements shall be prepared in accordance with Canadian GAAP. If required under applicable law, Anderson shall make available to Devon, and shall assist in the preparation of and consents to the use of, reconciliations of such financial statements to generally accepted accounting principles in the United States, prepared in accordance with Item 18 of Form 20-F under the United States Securities Exchange Act of 1934, as amended. If required by applicable law, such financial statements shall be audited by Anderson's auditors. Anderson shall request that its auditors, to the extent required under applicable law, provide their consent to the use of their report and the use of their name in connection with any disclosure by Devon of such financial statements. Devon agrees to reimburse Anderson for its reasonable third party expenses in connection with complying with this Section 8.6.

                                    ARTICLE 9
                               COVENANTS OF DEVON

9.1 AVAILABILITY OF FUNDS

                  Devon covenants and agrees that at all times when the Offer is outstanding, Devon shall not take any action, or fail to take any action, which would or could result in the representation and warranty set out in Section 5.4 being untrue in any material respect at any time while the Offer is outstanding.

9.2 OTHER COVENANTS

                  Devon covenants and agrees that, from and including the date hereof until the termination of this Agreement, unless Anderson agrees otherwise in writing:

(a) Devon shall use its reasonable commercial efforts to consummate the Offer, subject only to the terms and conditions hereof and thereof;

(b) Devon shall use its reasonable commercial efforts to obtain all of the regulatory approvals, waivers and consents set out in paragraph (b) of Schedule A; and

(c) Devon shall honour all employment agreements, severance agreements and other arrangements disclosed in Schedules D, E and F. Devon acknowledges that Anderson shall hold the benefits of this section in trust for the benefit of such employees and Devon shall not take any action or permit any of its subsidiaries to take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to expiry of the Offer or termination of this Agreement, whichever first occurs.

                                   ARTICLE 10
                                MUTUAL COVENANTS

10.1 OTHER FILINGS

                  Devon and Anderson shall, as promptly as practicable hereafter, prepare and file any filings required under the Competition Act (Canada), Investment Canada Act (Canada), any Securities Law, the rules of The Toronto Stock Exchange and the New York Stock Exchange, the United States Securities Exchange Act of 1934, as amended, state securities or "blue-sky" laws of the states of the United States, as amended, the HSR Act or any other applicable law relating to the transactions contemplated herein.

10.2 ADDITIONAL AGREEMENTS

                  Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel in writing, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts (including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Anderson's operations); (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations; (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to effect all necessary registrations and other filings and submissions of information requested by governmental authorities; and (vi) to fulfill all conditions and satisfy all provisions of this Agreement and the Offer. For purposes of the foregoing, the obligation to use "commercially reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a materially adverse modification of the terms of such documents or to prepay or incur additional material obligations to such other parties.

                                   ARTICLE 11
                        TERMINATION, AMENDMENT AND WAIVER

11.1 TERMINATION

                  This Agreement, other than the provisions set forth in Sections 8.2, 11.2 and 12.6, may be terminated by written notice promptly given to the other party hereto, at any time prior to the time Devon first takes up and pays for Anderson Shares:

(a)      by mutual agreement by Devon and Anderson; or

(b) by Anderson, if Devon has not mailed the Offer Documents to holders of Anderson Shares on or before 12:00 midnight (Calgary time) on September 12, 2001; or

(c) by Devon, if the conditions to the Offer have not been satisfied or waived by Devon on or before the Expiry Time; or

(d) by either Devon or Anderson, if Devon has not taken up and paid for the Anderson Shares deposited under the Offer on or before the date which is 90 days, or if a Take-over Proposal is publicly announced, proposed, offered or made to Anderson's shareholders, 180 days, following the day of mailing of the Offer Documents; or

(e) by either Devon or Anderson, if the Offer terminates or expires at the Expiry Time without Devon taking up and paying for any of the Anderson Shares as a result of the failure of any condition to the Offer to be satisfied or waived unless the failure of such condition shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement; or

(f) by either Devon or Anderson, if the fee referred to in Section 8.2 becomes payable and payment is made or is immediately available to Devon; or

(g) by either Devon or Anderson, if there has been a misrepresentation, breach or nonperformance by the other party of any representation, warranty or covenant contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the party seeking to terminate, provided the breaching party has been given notice of and 3 Business Days to cure any such misrepresentation, breach or non-performance.

11.2 EFFECT OF TERMINATION

                  In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Devon or Anderson hereunder except as set forth in Sections 8.2 (provided that the right of payment (in the case of Section 8.2(e), being the public announcement or commencement of such Take-over Proposal) arose prior to the termination of this Agreement), 8.6 (insofar as it relates to the reimbursement of expenses) and 12.6 and this
Section 11.2, which provisions shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement.

11.3 AMENDMENT

                  This Agreement may be amended by mutual agreement between the parties hereto. This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

11.4 WAIVER

                  Devon, on the one hand, and Anderson, on the other hand, may
(i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive compliance with any of the other's agreements or the fulfillment of any conditions to its own obligations contained herein or (iii) waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12
                               GENERAL PROVISIONS

12.1 NOTICES

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)      if to Devon:

                  20 North Broadway, Suite 1500
                  Oklahoma City, Oklahoma  73102
                  Attention:        Duke R. Ligon
                                    Senior Vice President and General Counsel
                  Telecopy No.:     (405) 552-4550

         with a copy to:

                  Burnet, Duckworth & Palmer LLP
                  #1400, 350 - 7th  Avenue S.W.
                  Calgary, Alberta
                  T2P 3N9
                  Attention:        Grant A. Zawalsky
                  Telecopy No.: (403) 260-0330

(b)      if to Anderson:

                  #1600, 324 - 8th Avenue S.W.
                  Calgary, Alberta T2P 2Z5
                  Attention:        J.C. Anderson
                                    Chairman and Chief Executive Officer
                  Telecopy No.:     (403) 232-7657

         with a copy to:

                  Bennett Jones LLP
                  4500, 855 - 2nd Street S.W.
                  Calgary, Alberta T2P 4K7
                  Attention:        C. Perry Spitznagel and Renee M. Ratke
                  Telecopy No.:     (403) 265-7219

12.2 MISCELLANEOUS

                  This Agreement: (i) except for the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The parties hereto shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the parties hereto. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.3 DIRECTORS' AND OFFICERS' INSURANCE

                  Devon agrees that, if it acquires the Minimum Required Shares under the Offer, it shall cause Anderson or any successor of Anderson to maintain Anderson's current director and officer liability insurance coverage, or obtain "run on" director and officer liability insurance or coverage under Devon's director and officer liability insurance policy (all on terms not less favourable than those under Anderson's current director and officer liability insurance coverage) for the current and former directors and officers of Anderson and its subsidiaries covering claims made prior to or within 6 years following the Effective Time. Devon's obligation hereunder shall be limited to purchasing such insurance as is available at a cost of not more than 250% of the current annual premiums for director and officer liability insurance paid by Anderson.

12.4 INDEMNITIES

                  Devon agrees that, if it acquires the Minimum Required Shares under the Offer, it shall cause each of Anderson and its subsidiaries to fulfill its obligations pursuant to indemnities provided or available to past and present officers and directors of Anderson and its subsidiaries pursuant to the provisions of the articles, bylaws or similar constating documents of Anderson and its subsidiaries, applicable corporate legislation and any written indemnity agreements between any of Anderson or its subsidiaries and its past and present directors and officers in the forms provided to Devon; provided that this
Section 12.4 shall not restrict or prohibit Devon from dissolving Anderson, reorganizing the capital of Anderson, amalgamating Anderson with one or more corporations, transferring all or substantially all of the assets of Anderson to another entity, causing Anderson to assume the liabilities of another entity or otherwise reorganizing or restructuring Anderson or its business (a "Reorganization"). Devon covenants that it shall, upon such Reorganization, cause any successor of Anderson to assume Anderson's obligations under such indemnities. Devon further covenants that it shall ensure that Anderson and any successor of Anderson shall have the necessary financial resources (whether through its net assets or otherwise) to satisfy aggregate indemnification liability of $250 million. In the event that Anderson or any successor of Anderson is required to make any payment under such indemnities, the $250 million referred to in the preceding sentence shall be reduced by the amount so paid provided that the foregoing shall not affect the obligations of Anderson or such successor under such indemnities.

12.5 ASSIGNMENT

                  Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Devon may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Devon, provided that if such assignment takes place, Devon shall continue to be liable to Anderson for any default in performance by the assignee.

12.6 EXPENSES

                  Except as provided in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated.

12.7 CONFIDENTIALITY AGREEMENT

                  With respect to the Offer, including market purchases permitted under Applicable Law, Anderson hereby consents to the Offer and Devon is hereby released from any of the restrictions set forth in Section 9 of the Confidentiality Agreement. The parties further agree that this Agreement constitutes a "Definitive Agreement" as that term is defined in the Confidentiality Agreement.

12.8 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  The representations and warranties of Devon and Anderson contained in this Agreement shall not survive the completion of the Offer and shall expire and be terminated at the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

12.9 SEVERABILITY

                  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.10 COUNTERPART EXECUTION

                  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute one agreement.

                  IN WITNESS WHEREOF, Devon and Anderson have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      DEVON ENERGY CORPORATION


                                      Per: /s/  J. LARRY NICHOLS
                                           -------------------------------------

                                      Per:
                                           -------------------------------------



                                      ANDERSON EXPLORATION LTD.


                                      Per: /s/ J.C. ANDERSON
                                           -------------------------------------

                                      Per: /s/ BRIAN DAU
                                           -------------------------------------

                                   SCHEDULE A

                             CONDITIONS TO THE OFFER

                  The capitalized terms used in this Schedule A have the meanings set forth in the attached Pre-Acquisition Agreement dated August 31, 2001 (the "Agreement") between Devon and Anderson, except that the term "Offeror" shall be deemed to refer to Devon.

                  Notwithstanding any other provision of the Offer, but subject to the provisions of the Agreement, the Offeror reserves the right to withdraw or terminate the Offer and not take up and pay for, or to extend the period of time during which the Offer is open and postpone taking up and paying for, any Anderson Shares deposited under the Offer unless all of the following conditions are satisfied or waived by the Offeror:

(a) at the Expiry Time, and at the time the Offeror first takes up and pays for Anderson Shares under the Offer, there shall have been validly deposited under the Offer and not withdrawn at least 66 2/3% of the outstanding Anderson Shares (calculated on a diluted basis);

(b) all requisite regulatory approvals, consents and expiries of waiting periods (including, without limitation, under the Competition Act (Canada), Investment Canada Act (Canada), the HSR Act and those of any stock exchanges or other securities or regulatory authorities) shall have been obtained or occurred on terms and conditions satisfactory to the Offeror, acting reasonably, and all applicable statutory or regulatory waiting periods shall have expired or been terminated;

(c)      (i)      no act, action, suit, proceeding, objection or opposition
                  shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy (including applicable tax laws and regulations in those jurisdictions in which Anderson or any of its subsidiaries carries on business) shall have been proposed, enacted, promulgated, amended or applied, which in either case, in the sole judgment of the Offeror acting reasonably;

                  (A) has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by, or the sale to, the Offeror of the Anderson Shares or the right of the Offeror to own or exercise full rights of ownership of the Anderson Shares;

                  (B) has had, or if the Offer was consummated would result in, a material adverse effect on Anderson and its subsidiaries taken as a whole or, in the case of (ii) above, would have a material adverse effect on the Offeror;

                  (C) has a material adverse effect on the completion of any compulsory acquisition or any amalgamation, statutory arrangement or other transaction involving the Offeror and/or an affiliate of the Offeror and Anderson and/or the holders of Anderson Shares for the purposes of Anderson becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or affecting an amalgamation or merger of Anderson's business and assets with or into the Offeror and/or an affiliate of the Offeror (a "Second Stage Transaction");

(d) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for all of the Anderson Shares under the Offer or completing any compulsory acquisition or Second Stage Transaction in respect of any Anderson Shares not acquired under the Offer;

(e) in the sole judgment of the Offeror, acting reasonably, (i) Anderson shall not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement, and (ii) all representations and warranties of Anderson contained in the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall not have ceased to be true and correct in any material respect thereafter, provided that Anderson has been given notice of and 3 Business Days to cure any misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance;

(f) Devon shall have determined in its reasonable judgment that there does not exist and has not occurred any Material Adverse Change; and

(g) the Offeror shall have determined in its sole judgment that, on terms satisfactory to the Offeror that: (i) the Board of Directors of Anderson shall not have waived the application of the Rights Plan to the purchase of securities by any third party prior to the Expiry Date of the Offer (ii) a cease trading order or an injunction shall not have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of common shares of Anderson upon the exercise of the Rights in relation to any offer that expires prior to the Expiry Date and such cease trading order or injunction shall be in full force and effect; (iii) a court of competent jurisdiction shall not have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to any offer which expires prior to the Expiry Date; (iv) the Rights and the Rights Plan shall not otherwise have been held unexercisable or unenforceable in relation to any offer which expires prior to the Expiry Date; or (v) the Rights Plan does not makes it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for all of the Anderson Shares under the Offer, a compulsory acquisition and any Second Stage Transaction.

                                   SCHEDULE B

                          FORM OF PRE-TENDER AGREEMENT

                                 August 31, 2001

Dear Sir:

RE: OFFER BY DEVON TO PURCHASE ALL OF THE ANDERSON SHARES

         Reference is made to the Pre-Acquisition Agreement dated August 31, 2001 (the "Pre-Acquisition Agreement") between Devon and Anderson pursuant to which Devon has agreed to make an offer to purchase all of the issued and outstanding Anderson Shares. Unless otherwise defined herein, all capitalized terms referred to herein shall have the meanings attributed thereto in the Pre-Acquisition Agreement.

         We understand that you (the "Selling Shareholder") or your affiliates beneficially own, directly or indirectly, or exercise control or direction over, the number of Anderson Shares set forth in your acceptance at the end of this letter agreement.

         Any references in this letter agreement to Anderson Shares owned by the Selling Shareholder shall mean such number of Anderson Shares and, where the context requires, shall include all Anderson Shares issued to the Selling Shareholder after the date hereof pursuant to the exercise of Anderson Options.

         This letter agreement sets out the terms and conditions upon which the Selling Shareholder has agreed, among other things, to support the Offer and to deposit under the Offer, or cause to be deposited under the Offer, all of the Anderson Shares (including Anderson Shares issuable upon the exercise of Anderson Options) held by the Selling Shareholder that are, or will be, beneficially owned or controlled by the Selling Shareholder.

1. COVENANTS OF SELLING SHAREHOLDER

         By the acceptance of this letter agreement, the Selling Shareholder hereby agrees, subject to the terms of paragraph 3 of this letter agreement, from the date hereof until the earlier of the termination of this letter agreement and the Expiry Time:

(a) not to sell, assign, convey or otherwise dispose of any of the Anderson Shares owned by such Selling Shareholder and not to permit any affiliate of such Selling Shareholder to sell, assign, convey or otherwise dispose of any of the Anderson Shares owned by it;

(b) unconditionally and irrevocably to accept and to cause any affiliate of such Selling Shareholder to unconditionally and irrevocably accept the Offer made by Devon by depositing the Anderson Shares presently owned or hereafter acquired (including any Anderson Shares hereafter acquired pursuant to the exercise of any options to purchase Anderson Shares) by such Selling Shareholder or affiliate prior to the Expiry Time and in accordance with the terms and conditions of the Offer;

(c) to sell or surrender for cancellation to Anderson pursuant to Section 2.4(b) or exercise all options held by the Selling Shareholder to acquire Anderson Shares (the "Options") to deposit or cause to be deposited any Anderson Shares hereafter acquired by the Selling Shareholder pursuant to the exercise of Options, and to forthwith surrender all remaining Options to Anderson for no additional consideration immediately following the Effective Time;

(d) not to exercise any statutory or other rights of withdrawal with respect to any Anderson Shares owned by such Selling Shareholder or any affiliate of such Selling Shareholder once deposited pursuant to the Offer unless this letter agreement is terminated prior to Devon taking up the Anderson Shares under the Offer; and

(e) not to exercise any shareholder rights or remedies available at common law or pursuant to the Canada Business Corporations Act or applicable securities legislation to delay, hinder, upset or challenge the Offer.

2. COVENANTS OF DEVON

(a) Devon shall make the Offer in accordance with the terms and conditions of the Pre-Acquisition Agreement and shall comply with the terms and conditions of Article 2 and Sections 12.3 and 12.4 thereof in respect of the Offer.

(b) Devon shall, subject to the satisfaction or waiver of the conditions set forth in the Offer, take up and pay for all Anderson Shares owned by the Selling Shareholder or any affiliate of the Selling Shareholder deposited pursuant to the Offer, all in accordance with the terms and conditions of the Offer and the provisions of the Pre-Acquisition Agreement.

3. FIDUCIARY DUTIES

         Nothing herein shall restrict or limit the actions of any director or officer required to be taken in the discharge of his fiduciary duties as a director or officer of Anderson.

4. EXPENSES

         Devon and the Selling Shareholder agree to pay their own respective expenses incurred in connection with this letter agreement. Each of the parties hereto agrees to indemnify the other against any claim for a finder's fee or other compensation validly made by any broker which has an agreement with such indemnifying party for the payment of such fee or compensation. This paragraph 4 shall survive the termination of this letter agreement pursuant to paragraph 5.

5. TERMINATION

         It is understood and agreed that the respective rights and obligations hereunder of Devon and the Selling Shareholder shall cease and this letter agreement shall terminate:

(a) if, prior to the expiry of the Offer, another bona fide Take-over Proposal is announced, proposed, offered or made to the holders of Anderson Shares or Anderson which, in the opinion of Anderson's Board of Directors after consultation with its financial advisors, would constitute a Superior Proposal and which permits the Board of Directors of Anderson to withdraw, modify or change any recommendation regarding the Offer in accordance with Section 2.2(a) of the Pre-Acquisition Agreement; or

(b) if the Anderson Board of Directors otherwise withdraws, modifies or changes any recommendation with respect to the Offer; or

(c) if Devon waives the Minimum Condition, decreases the consideration offered pursuant to the Offer or otherwise modifies or amends the Offer in a manner materially adverse to holders of Anderson Shares, provided that an extension of the Offer shall not constitute an adverse modification or amendment to the Offer; or

(d) in the event that the Pre-Acquisition Agreement is terminated pursuant to Section 11.1 thereof.

         In the event of termination of this letter agreement, the Selling Shareholder may withdraw all of the Anderson Shares deposited in accordance with the terms and conditions of the Offer, this letter agreement shall forthwith be of no further force and effect and there shall be no obligation or liability on the part of either the Selling Shareholder or Devon, except as set forth in paragraph 4 and this paragraph 5 which provisions shall survive the termination of this letter agreement. Nothing herein shall relieve any party from liability for any breach of this letter agreement.

6. AMENDMENT

         Except as expressly set forth herein, this letter agreement constitutes the whole of the agreement between the parties and may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

7. ASSIGNMENT

         Except as expressly set forth herein, no party to this letter agreement may assign any of its rights or obligations under this letter agreement without the prior written consent of the other party.

8. DISCLOSURE

         Prior to first public disclosure of the existence and terms and conditions of this letter, none of the parties hereto shall disclose the existence of this letter agreement, or any details hereof, to any person other than Anderson, its directors and officers, without the prior written consent of the other parties hereto, except to the extent required by law. The existence and terms and conditions of this letter agreement may be disclosed by Devon and Anderson in the press release issued in connection with the execution of the Pre-Acquisition Agreement and the Offer Documents and the Directors Circular prepared by Anderson.

9. ENUREMENT

         This letter agreement will be binding upon and enure to the benefit of Devon, the Selling Shareholder and their respective executors, administrators, successors and permitted assigns.

10. APPLICABLE LAW

         This letter agreement shall be governed and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdictions of the courts of the Province of Alberta.

11. COUNTERPARTS

         This letter agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of such counterparts may be effected by means of telecopier.

Yours truly,

DEVON ENERGY CORPORATION



Per:
     ---------------------------------------

                                   ACCEPTANCE

         The foregoing is hereby accepted as of and with effect from the 31st day of August, 2001 and the undersigned hereby confirms that the undersigned beneficially owns ____________________ Anderson Shares and options to acquire a further __________________________ Anderson Shares.



-------------------------------         -----------------------------------
Witness                                 Name:
                                        Title: